EXHIBIT 99.1
News Release

Contacts:
Media - Barry L. Racey, Director, Government and Public Relations (513) 425-2749
Investors - Roger K. Newport, Sr. Vice President, Finance and Chief Financial Officer (513) 425-5270

AK Steel Announces Executive Retirement
WEST CHESTER, OH, April 15, 2015 - AK Steel (NYSE: AKS) said today that David C. Horn, Executive Vice President, Chief Legal and Administrative Officer, and Secretary has elected to retire from the company effective May 31, 2015.
James L. Wainscott, Chairman, President and CEO of AK Steel commented, “As a valued member of our executive management team for more than a decade, Dave has provided outstanding leadership and guidance to the company. Dave is an exceptional attorney and businessman who, over the years, has helped immensely in the development and execution of our company's strategy and succession plans. AK Steel has greatly benefitted from his many talents in leading in the company’s legal, environmental, labor relations, human resources, communications, and public and governmental relations functions. In addition, Dave has done a marvelous job in service to our Board of Directors. On behalf of AK Steel’s Board of Directors, Executive Officers and all of us at the company, we thank Dave for his dedicated service to AK Steel and wish him the very best in his retirement.”
Mr. Horn joined AK Steel in 2000 as Assistant General Counsel. He was named Vice President and General Counsel in 2001 and elected Corporate Secretary in 2003. He was named Senior Vice President, General Counsel and Secretary in 2005, and Executive Vice President, General Counsel and Secretary in 2010. He was named Executive Vice President, Chief Legal and Administrative Officer, and Secretary in 2014, with responsibility for the company’s legal, environmental, labor relations, human resources, communications, public relations and governmental affairs activities. Prior to joining AK Steel, he was a partner in the law firm of Frost Brown Todd LLC and a member of the firm’s Executive Committee.
Mr. Horn serves as a member of the Board of Directors and the Executive Committee of the Board of the Mercy Health Foundation and the Pro Bono Partnership of Greater Cincinnati, and he is a member of the Board and Co-Chair of the Greater Cincinnati Minority Counsel Program. He previously served as a member of the Board of Directors of the Cincinnati USA Regional Chamber of Commerce, Volunteer Lawyers for the Poor Foundation, Cincinnati Playhouse in the Park, Cincinnati Opera Association, Forest Hills Foundation for Education, and the University of Cincinnati Center for Information Technology and Law. He also previously served as an Adjunct Professor at the University of Cincinnati’s College of Law. Mr. Horn is a member of the American, Ohio and Cincinnati Bar associations. He holds a Bachelor’s degree from Yale University and a Juris Doctorate from the Vanderbilt University School of Law, from which he graduated Order of the Coif.
AK Steel said that, following his retirement, Mr. Horn’s responsibilities will be assumed by the following executive officers who will report directly to Mr. Wainscott:

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Joseph C. Alter, Vice President, General Counsel and Chief Compliance Officer will continue in his current role with responsibility for all legal matters at the company, excluding labor and litigation. He will also continue to serve as counsel to the CEO and Board of Directors, have responsibility for environmental affairs, and serve as the company’s Chief Compliance Officer. He will add responsibility as Corporate Secretary.

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Renee S. Filiatraut, Vice President, Litigation, Labor and External Affairs will continue in her current role with responsibility for managing the company’s litigation, as well as labor, corporate communications, public relations and government affairs activities, oversight of the AK Steel Foundation, and oversight of the company’s discontinued insurance businesses.

•	Stephanie S. Bisselberg, Vice President, Human Resources, will continue in her current role with responsibility for human resources and employee benefits.
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AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.
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